RESOLVED, that the Corporation hereby adopts the following Retirement Program for Outside Directors:



            Retirement Program for outside Directors
                 of American Premier Group, Inc.



1.  Eligibility

         Any person (other than an officer or employee of American Premier Group, Inc. (the "Corporation") or any of its subsidiaries) who retires as a director of the Corporation after having met the applicable eligibility requirements set forth in Paragraph 2 shall be entitled to the retirement benefit referred to in Paragraph 3. For purposes of this Retirement Program for Outside Directors, a person's retirement as a director of the Corporation means his resignation as a director of the Corporation or his not being nominated for reelection as a director of the Corporation by the Corporation's shareholders upon the expiration of his term of office as a director of the Corporation.



2.  Eligibility Requirements

          To be eligible for the retirement benefit referred to in Paragraph 3, a person must have served for at least four years as a director of the Corporation (or of American Premier Underwriters, Inc.) while not being an officer or employee of the Corporation or any of its subsidiaries (or of American Premier Underwriters, Inc. or any of its subsidiaries) and must have reached the age of 55.



3.  Retirement Benefit

         Upon retirement as a director of the Corporation, an eligible person will revive an amount equal to five times the annual directors fee in effect at the time of his retirement. The retiring director may elect to receive the benefit in lump sum or in deferred payments.

4.  Death Benefit

          A death benefit equal to the retirement benefit will be paid to the designated beneficiary or estate of any director of the Corporation who dies while in office, whether or not the director was eligible for a retirement benefit at the time of his death. This death benefit, which shall be in lieu of any retirement benefit, shall not be available to a director who at any time during the two years immediately preceding his death, was an officer or employee of the Corporation or any of its subsidiaries.



5.  Condition to Receipt of Retirement Benefit

         As a condition to receipt of the retirement benefit, a director must agree in writing that for a period of 5 years following his retirement



(a) he will, without further compensation (except reimbursement for expenses), provide consulting services upon request to the Corporation (such services shall not exceed 10 days per year),



(b) he will not, without the permission of the Corporation, engage in significant competition with any major operation of the Corporation and its subsidiaries taken as a whole, or serve on the board of directors of any corporation that is engaged in significant competition with any major operation of the Corporation and its subsidiaries taken as a whole, and



(c) he will not disclose any confidential information of the Corporation or any of its subsidiaries, or intentionally engage in any activity causing injury to the Corporation or any of its subsidiaries.

                               -2-